Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 23rd day of July, 2019, by and between WESBANCO BANK, INC., hereinafter referred to as “Bank” and JAMES W. CORNELSEN, hereinafter referred to as “Employee”, and WESBANCO, INC., a West Virginia corporation, hereinafter referred to as “Wesbanco”.

WHEREAS, the Employee is an employee of Old Line Bank (“Old Line”);

WHEREAS, Wesbanco has offered, subject to (i) approval by the Board of Directors of Old Line and execution of a definitive merger agreement, (ii) shareholder approval and (iii) and regulatory approval, to acquire Old Line by merger with and into the Bank (the “Merger”);

WHEREAS, if the Merger of Old Line with and into the Bank is consummated, the Bank desires to assure itself of the Employee’s full time employment and continuing services in an executive capacity.

WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

1.    OFFER OF EMPLOYMENT. The Bank agrees to, and hereby does, effective on the consummation of the Merger, employ the Employee at Wesbanco and the Bank as Chairman of the Mid-Atlantic Market. In that capacity, Employee shall report to the President & CEO of Wesbanco and be answerable to the Board of Directors of Wesbanco, the parent company of the Bank, and the Board of Directors of the Bank, and such officers of the Bank and Wesbanco as the President & CEO shall direct. Employee shall perform such duties, compatible with his employment under the Agreement, as the President & CEO of the Bank, and Wesbanco, from time to time may assign to him.

2.    COMPENSATION. As compensation for the performance of the services specified in Paragraph (1) and the observance of all of the provisions of this Agreement, the Bank agrees to pay Employee, and Employee agrees to accept, the following amounts and benefits during his term of employment:

(A)    Salary at a rate to be determined by the Board of Directors of the Bank, with notice to be given to employee in May of each calendar year, but in no event shall Employee’s salary be less than Five Hundred Thousand Dollars ($500,000.00) per year, plus any increases granted by the Board of Directors after the date hereof, and payable in equal biweekly installments;

(B)    Such other miscellaneous benefits and perquisites as the Bank provides to its executive employees generally; and

(C)    Continuation of his current supplemental executive retirement benefit contracts during the term of this agreement in accordance with their current terms and conditions including, without limitation, that certain Salary Continuation Plan Agreement dated January 3, 2006, as amended, that certain Salary Continuation Plan Agreement (2010 Plan) dated June 7, 2010, as amended, that certain Salary Continuation Plan Agreement (2012-A Plan) dated October 1, 2012, as amended, that certain Salary Continuation Plan Agreement (2012-B Plan) dated October 1, 2012, as amended and that certain Supplemental Executive Retirement Plan dated May 7, 2018, as amended.

3.    ACCEPTANCE OF EMPLOYMENT. Employee accepts the employment provided for herein, at the salary set forth above, and agrees to devote his talents and best efforts to the diligent, faithful, and efficient discharge of the duties of his employment, and in furtherance of the operations and best interests of the Bank, and observe and abide by all rules and regulations promulgated by the Bank for the guidance and direction of its employees and the conduct of its business, operations, and activities.

4.    TERM OF AGREEMENT. The employment term provided for herein shall consist of a two (2) year term, with the initial term beginning on the effective date of the Merger and ending on the second anniversary thereof.

5.    CONFIDENTIALITY. Employee agrees that such information concerning the business, affairs, and records of Bank as he may acquire in the course of, or as incident to, his employment hereunder, shall be regarded and treated as being of a confidential nature, and that he will not disclose any such information to any person, firm, or corporation, for his own benefit or to the detriment of the Bank, during the term of his employment under this Agreement or at any time following the termination thereof.

6.    NON-SOLICITATION. For a term of one (1) year following termination of this Agreement with Wesbanco or any of its subsidiaries, the Employee will not, directly or indirectly either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of Wesbanco or its subsidiaries to leave the employ of Wesbanco or its subsidiaries, (ii) in any way interfere with the relationship between Wesbanco or its subsidiaries and any employee of Wesbanco or its subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Wesbanco or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Wesbanco or its subsidiaries to cease doing business with Wesbanco or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Wesbanco or its subsidiaries. During the non-solicitation period, and for a term of one (1)

year following termination of employment with Wesbanco, the Employee will not, directly or indirectly, either for himself or any other Person solicit the business of any Person known to the Employee to be a customer of Wesbanco or its subsidiaries, whether or not the Employee had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of Wesbanco or its subsidiaries. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

7.    MISCELLANEOUS BENEFITS. This Agreement is not intended, and shall not be deemed to be in lieu of any rights, benefits, and privileges to which Employee may be entitled as an Employee of the Bank under any retirement, pension, profit sharing, insurance, hospital, bonus, vacation, or other plan or plans which may now be in effect or which may hereafter be adopted by the Bank, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits, as any other employee, during the period of his employment.

8.    BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Bank’s successors and assigns, including, without limitation, any company or corporation which may acquire substantially all of the Bank’s assets or business, or with, or into which the Bank may be merged or otherwise consolidated.

9.    TERMINATION. The Employee’s employment hereunder shall terminate upon the earliest to occur of any one of the following:

(A)    The expiration of the initial term of this Agreement, or any extended term of this Agreement by written notice of termination as provided in Paragraph 4 hereof; or

(B)    By the Bank for cause, after thirty (30) days written notice to Employee. Cause for purposes of this Agreement shall mean as follows:

(i)      An act of dishonesty, willful disloyalty or fraud by the Employee that the Bank determines is detrimental to the best interests of the Bank; or

(ii)    The Employee’s continuing inattention to, neglect of, or inability to perform, the duties to be performed under this Agreement, except to the extent resulting from the temporary or permanent disability of the Employee, or

(iii)    Any other breach of the Employee’s covenants contained herein or of any of the other terms and provisions of this Agreement in any such case that is not cured within fifteen (15) days after Employee has received written notice thereof, or

(iv)    The deliberate and intentional engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Bank.

(C)    Employee shall have the right to terminate this Agreement and his active employment hereunder at any time upon ninety (90) days written notice to the Bank.

(D)    Upon the death of Employee, this Agreement shall automatically terminate.

10.    EFFECT OF TERMINATION. In the event of a termination of this Agreement, Employee shall be paid the following severance benefits, payable promptly after the date of termination of his employment, in the following manner:

(A)    In the event that this Agreement is terminated by the death of Employee, this Agreement shall be deemed to have been terminated as of the date of such death except, however, that Bank shall pay to the surviving spouse of Employee, or in lieu thereof, to Employee’s estate, an amount equal to six (6) months of the base salary at his then current base rate.

(B)    In the event that this Agreement is terminated by Employee and the Bank by mutual agreement, then the Bank shall pay such severance benefits, if any, as shall have been agreed upon by the Bank and Employee.

(C)    In the event that Bank attempts to terminate this Agreement, other than for cause, death of Employee, or by mutual agreement with Employee, in addition to any other rights or remedies which Employee may have, Employee shall receive an amount equal to the greater of (i) six (6) months of base salary at his then current base rate, or (ii) the base salary Employee would have received had he continued to be employed pursuant to this Agreement throughout the end of the then existing term of employment hereunder.

(D)    In the event the Bank terminates this Agreement for cause, no severance benefits shall be payable hereunder.

11.    ENTIRE UNDERSTANDING; AMENDMENT. This Agreement supersedes all previous agreements between Employee and the Bank, except for the supplemental executive retirement benefit contracts noted in Paragraph 2(C) hereof, and contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement executed by both parties.

12.    APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

13.    CERTAIN OBLIGATIONS OF WESBANCO. While the parties acknowledge that certain provisions of this Agreement may be unenforceable in some respects against the Bank, pursuant to applicable banking law, it is nonetheless the intention of the parties to create pursuant to this Agreement a valid employment for a definite term with specified benefits. As an inducement for Employee and the Bank to enter into this Agreement whereby Employee would be employed by the Bank for a definite term, Wesbanco hereby undertakes the independent, separate and unconditional obligation to Employee to pay all amounts which are or may become due to Employee under this Agreement as set forth herein, regardless of the status of the direct or indirect enforceability or validity of the Bank’s obligation to pay any or all such amounts as may be due hereunder to Employee; provided, however, that for purposes of this Paragraph 13, Wesbanco shall be obligated to the Employee for any bonuses or any increases in base salary in excess of Five Hundred Thousand Dollars ($500,000.00) per annum only to the extent that it has consented to such bonuses or increases. Wesbanco also acknowledges that it may or may not be entitled to indemnification or contribution from the Bank or to be subrogated to the claim of Employee hereunder for any payments Wesbanco may make to Employee; and Wesbanco hereby specifically waives any rights it may otherwise have to indemnification or contribution from the Bank or to be subrogated to the claim of Employee hereunder in the event that such payments as are made by Wesbanco would be unenforceable or invalid for any reason against the Bank.

14.    MISCELLANEOUS. The invalidity or unenforceability of any term or provision of this Agreement as against any one or more parties hereto, shall not impair or effect the other provisions hereof or the enforceability of said term or provision against the other parties hereto, and notwithstanding any such invalidity or unenforceability, each term or provision hereof shall remain in full force and effect to the full extent consistent with law.

15.    EFFECTIVENESS. This Agreement shall be effective and have legal and binding effect if, but only if, the Merger is consummated. If the Merger is not consummated, this Agreement shall be without legal force or effect and the Bank and Wesbanco shall have no obligations to Employee and Employee shall have no obligations to Wesbanco or the Bank.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Bank and Wesbanco have caused these presents to be signed and their corporate seals to be hereto affixed, and Employee has hereto affixed his signature, at ___________________, __________________, as of the day and year first above written.

WESBANCO BANK, INC.

By	/s/ Todd F. Clossin
Todd F. Clossin
President & CEO

/s/ James W. Cornelsen	(SEAL)
JAMES W. CORNELSEN,
Chairman, Mid-Atlantic Region

WESBANCO, INC.

By	/s/ Todd F. Clossin
Todd F. Clossin,
President & CEO

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